                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                     IDS/JONES GROWTH PARTNERS 87-A, LTD.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies: Limited Partnership Interests
    (2) Aggregate number of securities to which transaction applies: 19,785
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Pursuant to Rule 0-11(c)(2), the transaction valuation is based upon the $40,000,000 sales price that is to be paid to IDS/Jones Growth Partners 87-A, Ltd. in connection with the transaction that is the subject of the proxy solicitation.
    (4) Proposed maximum aggregate value of the transaction: $40,000,000
    (5) Total fee paid: $8,000

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

Notes:

                         [JONES INTERCABLE, INC. LOGO]

                           9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112

NOTICE OF VOTE OF THE LIMITED PARTNERS OF IDS/JONES GROWTH PARTNERS 87-A, LTD.

To the Limited Partners of IDS/Jones Growth Partners 87-A, Ltd.:

  A special vote of the limited partners of IDS/Jones Growth Partners 87-A, Ltd. (the "Partnership") is being conducted through the mails on behalf of the Partnership by Jones Cable Corporation, the managing general partner of the Partnership, for the purpose of obtaining limited partner approval of the sale, to Comcast Corporation or one of its affiliates, of the Partnership's cable television system serving the community of Roseville and certain portions of unincorporated Placer County, all in the State of California (the "Roseville System"), for $40,000,000 in cash, subject to customary working capital closing adjustments that may have the effect of increasing or decreasing the sales price by a non-material amount. Information relating to this matter is set forth in the accompanying Proxy Statement.

  If the limited partners approve the proposed sale of the Roseville System and if the transaction is closed, the Partnership will repay all of its indebtedness, which totaled $10,370,890 at June 30, 1998 (including $10,000,000 borrowed under its credit facility, $352,326 in advances from the managing general partner and capital lease obligations of $18,564), leaving the Partnership with no debt outstanding, pay brokerage fees to affiliates of the general partners totaling $1,000,000, representing 2.5 percent of the sales price, for acting as brokers and financial advisors in this transaction, settle working capital adjustments and then the $29,385,638 of net sale proceeds will be distributed to the Partnership's partners of record as of the closing date. Because the distribution to be made on the sale of the Roseville System together with the April 1996 distribution from the sale of the Partnership's cable television system serving the communities in and around Carmel, Indiana will exceed 125 percent of the amounts originally contributed to the Partnership by the limited partners, the general partners will receive general partner distributions on the sale of the Roseville System. Based upon financial information as of June 30, 1998, the limited partners, as a group, will receive $27,365,634, the managing general partner will receive $1,010,002 and IDS Cable Corporation, the supervising general partner, will receive $1,010,002 of the net proceeds from the sale of the Roseville System. This distribution will give the Partnership's limited partners an approximate return of $167 for each $250 limited partnership interest, or $668 for each $1,000 invested in the Partnership. Distributions will be net of California non-resident withholding tax, if applicable, and distribution checks will be issued to limited partners' account registration or payment instruction of record. Once the distribution of the net proceeds from the sale of the Roseville System has been made, limited partners will have received a total of $350 for each $250 limited partnership interest, or $1,400 for each $1,000 invested in the Partnership, taking into account the prior distribution to limited partners made in April 1996.

  Only limited partners of record at the close of business on August 31, 1998 are entitled to notice of, and to participate in, this vote of limited partners. It is very important that all limited partners participate in the voting. The Partnership's ability to complete the transaction discussed in the Proxy Statement and the Partnership's ability to make a distribution to its partners of the net proceeds of the sale of the Partnership's Roseville System are dependent upon the approval of the transaction by the holders of a majority of the Partnership's limited partnership interests.

  The proposal that is the subject of this proxy solicitation will be adopted only if approved by the holders of a majority of the limited partnership interests. Each limited partnership interest entitles the holder thereof to one vote on the proposal. Because the Partnership's limited partnership agreement (the "Partnership Agreement") requires that the proposal to sell the Roseville System be approved by the holders of a majority of the limited partnership interests, abstentions and non-votes will be treated as votes against the proposal. A properly executed consent returned to the managing general partner on which a limited partner does not mark a vote will be counted as a vote for the proposed sale of the Roseville System. Because limited partners do not have dissenters' or appraisal rights in connection with the proposed sale of the Roseville System, if the holders of a majority of the limited partnership interests approve the proposal, all limited partners will receive a distribution of the net sale proceeds in accordance with the procedures prescribed by the Partnership Agreement regardless of how or whether they vote on the proposal.

  Jones Cable Corporation, as managing general partner of the Partnership, urges you to sign and return the enclosed proxy as promptly as possible. The proxy should be returned in the enclosed envelope.

                                          JONES CABLE CORPORATION
                                          Managing General Partner

                                          /s/ Elizabeth M. Steele

                                          Elizabeth M. Steele
                                          Secretary

Dated: September 15, 1998

                         [JONES INTERCABLE, INC. LOGO]

                           9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112

                                PROXY STATEMENT

                         VOTE OF THE LIMITED PARTNERS
                    OF IDS/JONES GROWTH PARTNERS 87-A, LTD.

  This Proxy Statement is being furnished in connection with the solicitation of the written consents of the limited partners of IDS/Jones Growth Partners 87-A, Ltd. (the "Partnership") by Jones Cable Corporation, the managing general partner of the Partnership (the "Managing General Partner"), on behalf of the Partnership, for the purpose of obtaining limited partner approval of the sale of the Partnership's cable television system serving the community of Roseville and certain portions of unincorporated Placer County, all in the State of California (the "Roseville System") for $40,000,000 in cash, subject to normal working capital closing adjustments, to Comcast Corporation or one of its affiliates ("Comcast"). The Partnership's supervising general partner is IDS Cable Corporation (the "Supervising General Partner") and the Managing General Partner and the Supervising General Partner are referred to in this Proxy Statement collectively as the "General Partners." Comcast currently is not an affiliate of the Partnership or of either of the General Partners as such term is defined in the Partnership's limited partnership agreement (the "Partnership Agreement"). But see "Certain Information About the Partnership, the General Partners and the Purchaser of the System" for information about Comcast's agreement to acquire a controlling ownership interest in the parent of the Managing General Partner.

  Proxies in the form enclosed, properly executed and duly returned, will be voted in accordance with the instructions thereon. Limited partners are urged to sign and return the enclosed proxy as promptly as possible. Proxies cannot be revoked except by delivery of a proxy dated as of a later date. Officers and other employees of the Managing General Partner may solicit proxies by mail, by fax, by telephone or by personal interview. The deadline for the receipt of proxy votes is October 30, 1998, unless extended, but the vote of the Partnership's limited partners will be deemed to be concluded on the date, at least 20 business days from the date the proxy materials are sent to limited partners, that the Managing General Partner, on behalf of the Partnership, is in receipt of proxies executed by the holders of a majority of the limited partnership interests either consenting to or disapproving of the proposed transaction. The Managing General Partner may extend the deadline for receipt of proxy votes if a majority of the limited partners fail to express an opinion on the transaction by October 30, 1998. If the Managing General Partner extends the deadline for receipt of proxy votes, the limited partners will be informed by mail of the reason for the extension and the new deadline. The cost of the proxy solicitation will be paid by the Partnership.

  The Partnership has only one class of limited partners and no limited partner has a right of priority over any other limited partner. The participation of the limited partners is divided into limited partnership interests and each limited partner owns one limited partnership interest for each $250 of capital contributed to the Partnership.

  As of August 31, 1998, the Partnership had 164,178 limited partnership interests outstanding, held by approximately 6,347 persons. There is no established trading market for such interests. To the best of the Managing General Partner's knowledge, no person or group of persons beneficially own more than five percent of the limited partnership interests. The Managing General Partner owns 200 limited partnership interests and the Supervising General Partner owns 100 limited partnership interests. In addition, IDS Management Corporation, an affiliate of the Supervising General Partner, owns 768 limited partnership interests. These limited partnership interests owned by the General Partners and IDS Management Corporation will be voted in favor of the sale of the Roseville System to Comcast. The officers and directors of the General Partners do not own any limited partnership interests. Only limited partners of record at the close of business on August 31, 1998 will be entitled to notice of, and to participate in, the vote.

  Upon the consummation of the proposed sale of the Roseville System, the Partnership will repay all of its indebtedness, which totaled approximately $10,370,890 at June 30, 1998 (including $10,000,000 borrowed under its credit facility, $352,326 in advances from the Managing General Partner and capital lease obligations of $18,564), pay brokerage fees to The Jones Group, Ltd., an affiliate of the Managing General Partner, and to IDS Management Corporation, an affiliate of the Supervising General Partner, totaling $1,000,000, representing 2.5 percent of the sale price, for acting as brokers and financial advisors in this transaction and settle working capital adjustments, and then the Partnership will distribute the $29,385,638 of net sale proceeds to its partners of record as of the closing date. Because the distribution to be made on the sale of the Roseville System together with the April 1996 distribution from the sale of the Partnership's cable television system serving the communities in and around Carmel, Indiana (the "Carmel System") will exceed 125 percent of the amounts originally contributed to the Partnership by the limited partners, the General Partners will receive general partner distributions on the sale of the Roseville System. Based upon pro forma financial information as of June 30, 1998, as a result of the Roseville System's sale, the limited partners of the Partnership, as a group, will receive $27,365,634, the Managing General Partner will receive $1,010,002 and the Supervising General Partner will receive $1,010,002 of the net proceeds from the sale of the Roseville System. Limited partners will receive $167 for each $250 limited partnership interest, or $668 for each $1,000 invested in the Partnership, from the net proceeds of the Roseville System's sale. Distributions will be net of California non-resident withholding tax, if applicable, and distribution checks will be issued to limited partners' account registration or payment instruction of record. Limited partners should note that there are certain federal and state income tax consequences of the proposed transaction. See "Federal and State Income Tax Consequences."

  Once the net proceeds from the sale of the Roseville System have been distributed to the partners, the limited partners will have received a total of $350 for each $250 limited partnership interest, or $1,400 for each $1,000 invested in the Partnership, taking into account the prior distribution to limited partners made in April 1996.

  As of the date of this Proxy Statement, the Partnership's only asset is the Roseville System. After the sale of the Roseville System, the Partnership will be liquidated and dissolved. The Partnership will cease to be a public entity subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), when the Partnership is liquidated and dissolved, most likely in the first quarter of 1999.

  The proposal that is the subject of this proxy solicitation will be adopted only if approved by the holders of a majority of the limited partnership interests. Each limited partnership interest entitles the holder thereof to one vote on the proposal. Because the Partnership Agreement requires that the proposal to sell the Roseville System be approved by the holders of a majority of the limited partnership interests, abstentions and non-votes will be treated as votes against the proposal. A properly executed consent returned to the Managing General Partner on which a limited partner does not mark a vote will be counted as a vote for the proposed sale of the Roseville System. Because limited partners do not have dissenters' or appraisal rights in connection with the proposed sale of the Roseville System, if the holders of a majority of the limited partnership interests approve the proposal, all limited partners will receive a distribution of the net sale proceeds in accordance with the procedures prescribed by the Partnership Agreement regardless of how or whether they vote on the proposal.

  The Board of Directors of the Managing General Partner approved the proposed sale of the Roseville System and the Supervising General Partner has given its consent to the proposed sale of the Roseville System. The General Partners therefore recommend approval of the transaction by the holders of the Partnership's limited partnership interests.

  The approximate date on which this Proxy Statement and Form of Proxy are being sent to limited partners is September 15, 1998.

                            PARTNERSHIP INFORMATION

THE PARTNERSHIP'S INVESTMENT OBJECTIVES

  The Partnership was formed to acquire, develop, operate and, ultimately, sell cable television systems. The primary objectives of the Partnership have been to obtain capital appreciation in the value of the Partnership's cable television properties; to obtain equity build-up through debt reduction; and to generate tax losses that could be utilized to offset passive income. It was contemplated from the outset of the Partnership's existence that capital appreciation in Partnership cable television properties would be converted to cash by a sale of such properties at such time as the General Partners determined that the Partnership's investment objectives had substantially been achieved and after a holding period of five to seven years.

  The Partnership was formed in September 1987 as a Colorado limited partnership in connection with a public offering of its limited partnership interests. Sales of limited partnership interests in the Partnership closed on January 9, 1989. The Partnership raised gross offering proceeds of $41,039,500. Since its formation, the Partnership has engaged primarily in the ownership and operation of the Carmel System and the Roseville System. The Carmel System was sold in February 1996 to an affiliate of the Managing General Partner for a sales price of $44,235,333, which price represented the average of three separate, independent appraisals of the fair market value of the Carmel System. A portion of the sale proceeds, $14,235,333, was used to reduce Partnership debt, and the remainder of the sale proceeds, $30,000,000, was distributed to the limited partners of the Partnership in April 1996. The distribution of the net proceeds from the sale of the Carmel System resulted in the Partnership's limited partners receiving a return of $183 for each $250 limited partnership interest, or $731 for each $1,000 invested in the Partnership. No vote of the limited partners of the Partnership was required in connection with the sale of the Carmel System because the assets of the Carmel System did not constitute all or substantially all of the Partnership's assets. The Supervising General Partner consented to the timing of the sale of the Carmel System and participated in the selection of the firms that conducted the appraisals of the Carmel System.

  Because the distribution made to the limited partners of the Partnership from the net proceeds of the sale of the Carmel System did not total the amounts originally contributed to the Partnership by the limited partners, the General Partners did not receive any general partner distributions on the sale of the Carmel System. Because the distribution to be made on the sale of the Roseville System together with the prior distribution made by the Partnership from the net proceeds of the sale of the Carmel System will exceed 125 percent of the amounts originally contributed to the Partnership by the limited partners, the General Partners will receive general partner distributions totaling $2,020,004 from the Roseville System's net sale proceeds.

  Based upon disclosures made to prospective investors about the Partnership's investment objectives in the IDS/Jones Growth Partners Limited Partnership Program Prospectus and in the accompanying sales brochure, investors in the Partnership reasonably could have anticipated that the Partnership's investment objectives would be achieved and its assets liquidated after a holding period of approximately five to seven years. Due to the uncertain and adverse regulatory environment that developed in the early 1990s for the cable television industry, the resulting decline in the prices for cable television systems and the subsequent inactivity in the cable television system marketplace, the Managing General Partner determined that it would be prudent to delay the sale of the Roseville System until market conditions improved.

  The Managing General Partner, through The Jones Group, Ltd., began marketing the Roseville System in 1996. The Partnership entered into an asset purchase agreement in October 1996 pursuant to which it agreed to sell the Roseville System to an affiliate of Roseville, California's local telephone company. The proposed sales price at that time was $30,900,000, with possible upward adjustments. Although that transaction was approved by the holders of a majority of the limited partnership interests in the Partnership, one of the material closing conditions to that transaction was never satisfied. Because the prospective purchaser was affiliated with the company that provides telephone services in the geographical area in which the Roseville System provides cable television services, a waiver from the Federal Communications Commission (the "FCC") of Section 652 of the Telecommunications Act of 1996, which prohibits the acquisition by a telephone company and its affiliates of cable systems in the telephone company's service area, was necessary to permit the prospective purchaser to consummate its acquisition of the Roseville System. The prospective purchaser, with the support and assistance of the Managing General Partner, actively sought this waiver from the FCC, but the FCC failed to grant the request for the waiver. As a result of the FCC's failure to grant the request for the waiver, the asset purchase agreement between the Partnership and that prospective purchaser expired and was not renewed in February 1998, and the Managing General Partner, through The Jones Group, Ltd., again marketed the Roseville System for sale. As a result of all of the foregoing factors, the Roseville System has been held by the Partnership for more than ten years.

  The purpose of the sale of the Roseville System, from the Partnership's perspective, is to attain the Partnership's primary investment objective with respect to the Roseville System, i.e., to convert the Partnership's capital appreciation in the Roseville System to cash. The sale proceeds will be used to repay all outstanding indebtedness of the Partnership and pay certain fees and expenses of the transaction, including brokerage fees of 2.5 percent of the sales price, or $1,000,000, to affiliates of the General Partners and settle working capital adjustments, and the remaining sale proceeds will be distributed to the partners of the Partnership in accordance with the distribution procedures established by the Partnership Agreement. The sale of the Roseville System is thus the necessary final step in the Partnership's accomplishment of its investment objectives with respect to the Roseville System.

  All distributions of the Partnership from the proceeds of the sales of cable television systems are to be distributed 100 percent to the limited partners until the limited partners receive amounts equal to 125 percent of their initial capital contributions, and thereafter all such distributions are to be shared 75 percent to the limited partners and 25 percent to the General Partners. With the distributions to be made on the sale of the Roseville System, the limited partners of the Partnership will have received distributions in excess of 125 percent of their initial capital contributions counting the distributions made from both the Carmel System's sale proceeds and the Roseville System's sale proceeds, and thus the sharing arrangement between the limited partners and the General Partners will be triggered upon the distribution of the net proceeds from the Roseville System's sale. Based upon financial information as of June 30, 1998, the limited partners, as a group, will receive $27,365,634, the Managing General Partner will receive $1,010,002 and the Supervising General Partner will receive $1,010,002 of the Roseville System's net sale proceeds. This distribution will provide the Partnership's limited partners with an approximate return of $167 for each $250 limited partnership interest, or $668 for each $1,000 invested in the Partnership. Taking into account the distributions to limited partners from the net proceeds of the sale of the Carmel System and from the net proceeds of the sale of the Roseville System, the limited partners of the Partnership will have received a total return of $350 for each $250 limited partnership interest, or $1,400 for each $1,000 invested in the Partnership by the time of the Partnership's liquidation and dissolution.

VOTING PROVISION OF THE PARTNERSHIP AGREEMENT

  Section 2.2(k) of the Partnership Agreement provides that the sale of all or substantially all of the Partnership's assets is subject to the approval of the holders of a majority of the Partnership's limited partnership interests. Because the Roseville System represents all of the Partnership's remaining assets, the proposed sale of the Roseville System to Comcast is being submitted for limited partner approval.

                            PROPOSED SALE OF ASSETS

GENERAL

  Pursuant to the terms and conditions of an Asset Purchase Agreement dated as of July 21, 1998 (the "Asset Purchase Agreement") by and between the Partnership and Comcast, the Partnership has agreed to sell the Roseville System to Comcast for a sales price of $40,000,000, subject to customary working capital closing adjustments. Comcast is a Pennsylvania corporation headquartered at 1500 Market Street, Philadelphia, Pennsylvania 19102. Comcast is not an affiliate of the Partnership or of either of the General Partners as such term is defined in the Partnership Agreement. See "Certain Information About the Partnership, the General Partners and the Purchaser of the System" for information about Comcast's intention to acquire an ownership interest in the parent of the Managing General Partner. The Partnership has been informed that Comcast intends to finance its acquisition of the Roseville System through cash on hand and borrowings.

THE CLOSING

  The closing of the sale will occur on the last day of the month immediately following the tenth day after the date on which all of the closing conditions set forth in the Asset Purchase Agreement have been satisfied. It is anticipated that the closing will occur during the fourth quarter of 1998. Because the closing is conditioned upon, among other things, the approval of the limited partners of the Partnership and the receipt of material third party consents necessary for the transfer of the Roseville System to Comcast, there can be no assurance that the proposed sale will occur. The Asset Purchase Agreement may be terminated by either the Partnership or Comcast if the closing is not consummated on or before December 31, 1998. See "Proposed Sale of Assets, Conditions to Closing" for a description of the material consents necessary for the transfer of the Roseville System to Comcast.

THE ROSEVILLE SYSTEM

  The assets to be acquired by Comcast consist primarily of the tangible and intangible assets of the Roseville System. The Roseville System was purchased by the Partnership in April 1988 for an aggregate purchase price of $20,363,000. At the date of acquisition in April 1988, the Roseville System served approximately 7,600 basic subscribers using cable plant passing approximately 13,000 homes. As of December 31, 1997, the Roseville System served approximately 19,190 basic subscribers using cable plant passing approximately 24,100 homes.

  Comcast will purchase all of the tangible assets of the Roseville System that are leased or owned by the Partnership and used in the operation of the system, including the system's real estate, vehicles, headend equipment, underground and aboveground cable distribution systems, towers, earth satellite receive stations and furniture and fixtures. Comcast also will acquire certain of the intangible assets of the system, including all of the franchises, leases, agreements, permits, licenses and other contracts and contract rights necessary for the operation of the system. Also included in the sale are the subscriber accounts receivable of the system and all of the system's records, files, schematics, maps, reports, promotional graphics, marketing materials and reports filed with federal, state and local regulatory agencies. The foregoing notwithstanding, certain of the Roseville System's assets will be retained by the Partnership, including cash or cash equivalents on hand and in banks, insurance policies, and any federal, state or local income or other tax refunds to which the Partnership may be entitled.

SALES PRICE

  Subject to the closing adjustments described below, the sales price for the Roseville System is $40,000,000. The Asset Purchase Agreement provides for closing adjustments that may increase or reduce the sales price by a non-material amount.

  In the event that the Roseville System's current assets as of the closing date are in excess of the Roseville System's current liabilities as of closing date that Comcast has agreed to assume, the sales price will be increased by such excess amount. In the event that the Roseville System's current assets as of the closing date are less than the Roseville System's current liabilities as of the closing date that Comcast has agreed to assume, the purchase price will be decreased by such amount. These closing adjustments, which are not expected to be material, reflect the principle that all liabilities, expenses and income of the Roseville System prior to the closing date belong to the Partnership and all liabilities, expenses and income attributable to the Roseville System after the closing date are for the account of Comcast.

  The sales price will be reduced by, at Comcast's option, either (a) an amount equal to the product of $2,000 multiplied by the number, if any, by which the number of basic equivalent subscribers to the Roseville System as of the closing date is less than 20,000 or (b) the amount by which the revenue attributable to basic, tier and premium video services in the three-month period immediately preceding the closing date is less than $1,815,600, if any, multiplied by 22.031 (the "subscriber/revenue adjustment"). The Partnership would have no obligation to close the sale of the Roseville System if the subscriber/revenue adjustment exceeds $2,000,000; provided, however, that in the event that the subscriber/revenue adjustment exceeds the amount of $2,000,000 and Comcast agrees to limit the amount of the actual subscriber/revenue adjustment to $2,000,000, then this condition to closing shall be deemed waived by the Partnership. Because the Managing General Partner expects that the Roseville System will have more than 20,000 basic equivalent subscribers and revenue attributable to basic, tier and premium video services in excess of $1,815,600 in the three-month period immediately preceding the closing date, the Managing General Partner anticipates that any closing adjustments relating to the number of the system's basic subscribers and/or revenue will not reduce the sales price by a material amount.

  Please see the Notes to Unaudited Pro Forma Financial Statements for a detailed accounting of the Managing General Partner's current best estimate of the anticipated closing adjustments.

CONDITIONS TO THE CLOSING

  The obligations of both the Partnership and Comcast to consummate the closing are subject to the satisfaction or waiver of the following conditions:
(a) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") relating to the transactions contemplated by the Asset Purchase Agreement shall have expired or been terminated; (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the closing; (c) the Partnership and Comcast shall have received all required consents in connection with the Roseville System's material contracts (excluding pole attachment agreements) and all approvals of governmental franchising authorities to the transfer of the Roseville System's cable television franchises from the Partnership to Comcast, and no such required consent or franchise approval shall have been revoked; and (d) the holders of the limited partnership interests of the Partnership shall have voted to approve the Partnership's sale of the Roseville System to Comcast. On September 2, 1998, the Partnership received notice of early termination of all waiting periods under the HSR Act, thereby removing this as a condition to closing.

  The obligation of Comcast to consummate the closing is subject to the satisfaction or waiver of the following further conditions: (a) the Partnership shall have performed in all material respects all of its obligations required under the Asset Purchase Agreement to be performed by it on or prior to the closing date, the representations and warranties of the Partnership contained in the Asset Purchase Agreement and in any certificate or other writing delivered by the Partnership pursuant thereto shall have been true as of the date of the Asset Purchase Agreement and shall be true at and as of the closing date in all material respects except for changes permitted or contemplated by the Asset Purchase Agreement, and Comcast shall have received a certificate signed by an appropriate executive officer of the General Partner to the foregoing effect; (b) Comcast shall have received an opinion of the General Partner's Vice President and General Counsel, dated the closing date, in form and substance reasonably satisfactory to Comcast; (c) Comcast shall have received an opinion of the Partnership's FCC counsel, dated the closing date, in form and substance reasonably satisfactory to Comcast;
(d) the Roseville System shall have as of the closing date at least (i) 19,000 basic equivalent subscribers, (ii) 24,523 homes passed and (iii) revenue attributable to basic, tier and premium video services in the three-month period immediately preceding the closing date of at least $1,724,819; (e) there shall have been no material adverse change in the business, assets, condition (financial or otherwise) or results of operations of the Roseville System; (f) Comcast shall have entered into, or received a valid assignment of, a retransmission consent agreement with each broadcaster whose signal is carried on the Roseville System at the closing on terms and conditions reasonably acceptable to Comcast (excluding broadcasters that made the "must carry" election);
(g) Comcast shall have conducted an environmental assessment of the Roseville System's real estate, which assessment shall be satisfactory to Comcast in its reasonable discretion; (h) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall restrain, prohibit or otherwise interfere with the effective operation or enjoyment by Comcast of all or any material portion of the Roseville System; (i) no proceeding challenging the Asset Purchase Agreement or the transactions contemplated thereby or seeking to prohibit or materially delay the closing shall have been instituted by any person; (j) the Partnership shall have obtained a franchise renewal agreement with each of the city and county franchising authorities on terms and conditions reasonably satisfactory to Comcast; (k) Comcast shall have received evidence satisfactory to it that the Partnership's credit facility has been repaid and that the security interest of the Partnership's banks in the Roseville System have been terminated; (l) Comcast shall have entered into license agreements for pole attachments with each of the parties to the Roseville System's license agreements for pole attachments or provided for or made alternative arrangements reasonably acceptable to Comcast for use of such pole attachments without violation of any legal requirement; (m) certain contracts related to the Roseville System between third parties and affiliates of the Managing General Partner shall have been transferred to Comcast; and (n) the Partnership shall have provided Comcast with written evidence, reasonably satisfactory to Comcast, that the Partnership has made a certain $5,000 payment required by one of its franchises for cablecasting.

  The obligation of the Partnership to consummate the closing is subject to the satisfaction or waiver of the following further conditions: (a) Comcast shall have performed in all material respects all of its obligations under the Asset Purchase Agreement required to be performed by it at or prior to the closing date, the representations and warranties of Comcast contained in the Asset Purchase Agreement and in any certificate or other writing delivered by Comcast pursuant thereto shall have been true as of the date of the Asset Purchase Agreement and shall be true at and as of the closing date in all material respects, and the Partnership shall have received a certificate signed by an appropriate executive officer of Comcast to the foregoing effect;
(b) the subscriber/revenue adjustment to the sales price shall not exceed the amount of $2,000,000; provided, however, that in the event that the subscriber/revenue adjustment to the sales price would exceed such amount but Comcast agrees to limit the amount of the subscriber/revenue adjustment to the sales price to an amount equal to $2,000,000, then this condition shall be deemed waived by the Partnership; (c) the Partnership shall have received an opinion of the Deputy General Counsel of Comcast, dated the closing date, in form and substance reasonably satisfactory to the Partnership; and (d) no proceeding challenging the Asset Purchase Agreement or the transactions contemplated thereby or seeking to prohibit or materially delay the closing shall have been instituted by any person.

BREAK-UP FEE PAYABLE TO COMCAST

  In order to induce Comcast to enter into the Asset Purchase Agreement, the Partnership has agreed that if (i) the Managing General Partner fails to vote in favor of or fails to recommend to the limited partners of the Partnership that they vote in favor of the sale of the Roseville System to Comcast and the limited partners of the Partnership fail to approve the sale of the Roseville System to Comcast, or (ii) the limited partners of the Partnership fail to approve the sale of the Roseville System to Comcast because of a superior proposal for the Roseville System received by the Partnership after the date of the Asset Purchase Agreement and prior to the vote of the limited partners of the Partnership or any transaction having a similar effect, the Partnership will pay to Comcast a break-up fee in an amount equal to the greater of five percent of the $40,000,000 sales price or five percent of the sales price to be received by the Partnership from the party making the superior proposal. For this purpose, the term "superior proposal" means any bona fide, written, unsolicited offer or proposal relating to a merger or other business combination involving the Partnership or the acquisition in any manner of any significant equity interest in, or a substantial portion of the assets of, the Partnership. Limited partners are informed that as of the date of this Proxy Statement, the Partnership has received no superior proposal for the Roseville System and the Managing General Partner currently does not expect that the Partnership will receive a superior proposal for the Roseville System.

GUARANTEE AND COVENANTS TO COMCAST

  In order to induce Comcast to enter into the Asset Purchase Agreement, the Managing General Partner's parent, Jones Intercable, Inc., has executed and delivered to Comcast a guarantee by which Jones Intercable, Inc. has guaranteed all of the liabilities and obligations of the Partnership to Comcast under the Asset Purchase Agreement. Comcast informed Jones Intercable, Inc. that it would be unwilling to enter into the Asset Purchase Agreement without having received Jones Intercable, Inc.'s guarantee. Jones Intercable, Inc. received no payment from the Partnership in return for giving this guarantee.

  The parties have agreed that none of the Partnership, the Managing General Partner or Jones Intercable, Inc., nor any of their respective affiliates, nor any of their respective officers, directors, representatives or agents shall, directly or indirectly, encourage, solicit, initiate or participate in any way in discussions or negotiations with or provide any confidential information to, any entity concerning any merger of or business combination with or involving the Partnership, the sale of any of the Partnership's assets, other than in the ordinary course of business, consistent with past practice, including without limitation, the Roseville System, the sale of the partnership interests of the Partnership or similar transactions involving the Partnership. The parties have agreed, however, that nothing contained in the Asset Purchase Agreement shall prohibit the Partnership, the Managing General Partner or Jones Intercable, Inc. from responding to any unsolicited proposal or inquiry solely by advising the person making such proposal or inquiry of the terms of the Asset Purchase Agreement.

  The Managing General Partner agreed with Comcast that the Managing General Partner would prepare and, as soon as practicable, and in any event within 30 days after the date of the Asset Purchase Agreement, file with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement comprising preliminary proxy materials of the Partnership under the Exchange Act with respect to the transactions contemplated by the Asset Purchase Agreement, and would thereafter use its best efforts to respond to any comments of the SEC with respect thereto and to cause a definitive proxy statement and proxy to be mailed to the limited partners of the Partnership as promptly as practicable. The Managing General Partner is obligated to notify Comcast promptly of the receipt of any comments from the SEC or its staff or any other governmental official and of any request by the SEC or its staff or any other governmental official for amendments or supplements to the preliminary proxy statement or for additional information.

  The Managing General Partner also agreed with Comcast that this Proxy Statement would include the affirmative recommendation of the Managing General Partner that the limited partners of the Partnership approve the transactions contemplated by the Asset Purchase Agreement, and it does so. The Managing General Partner also agreed with Comcast that it would take all action necessary, in accordance with applicable law and the Partnership Agreement, to conduct a vote of the limited partners of the Partnership as promptly as practicable to consider the approval of the Asset Purchase Agreement and the transactions contemplated thereby, and it has done so. The Managing General Partner also agreed with Comcast that, subject to compliance with applicable law, it would use commercially reasonable efforts to solicit from the limited partners of the Partnership proxies in favor of approval of the transactions contemplated by the Asset Purchase Agreement and to take all other commercially reasonable action necessary to secure the vote of the limited partners required to effect the transactions contemplated by the Asset Purchase Agreement, and it intends to do so. The Managing General Partner also agreed with Comcast that it would vote its limited partnership interests in favor of the sale of the Roseville System to Comcast pursuant to the terms and conditions of the Asset Purchase Agreement, and it intends to do so.

  Each of the Partnership, the Managing General Partner and Jones Intercable, Inc. have agreed with Comcast that for a period of three years from the closing date neither they nor any person in which they have an economic interest will directly or indirectly engage in or be financially interested in or otherwise connected with any business competitive with the Roseville System. This restrictive covenant will not prohibit the Partnership, the Managing General Partner or Jones Intercable, Inc. or any person in which any of the foregoing have an economic interest from, among other things, acquiring an equity interest in 10 percent or less in any company in competition with the Roseville System if such investment constitutes a passive investment and none of the entities giving the noncompetition covenant shall play a role in the managing or operation of such company. The parties have agreed that Comcast shall be entitled to injunctive relief requiring specific performance of this covenant not to compete.

BROKERAGE FEE

  As permitted by Section 2.2(n)(i) of the Partnership Agreement, which provides for the payment by the Partnership of brokerage fees to The Jones Group, Ltd. and IDS Management Corporation, affiliates of the General Partners, in an amount not to exceed a total of 2.5 percent of the sales price of a cable television system sold by the Partnership to an unaffiliated party, the Partnership will pay The Jones Group, Ltd. and IDS Management Corporation aggregate fees of $1,000,000 upon the completion of the sale of the Roseville System to Comcast as compensation to such firms for acting as the Partnership's brokers and financial advisors in connection with the sale of the Roseville System to Comcast. The $1,000,000 in fees represents 2.5 percent of the $40,000,000 sales price and will be shared equally by such firms.

REASONS FOR THE TIMING OF THE SALE

  The decision to proceed with the sale of the Roseville System was based upon the Managing General Partner's determination that the Partnership has achieved its investment objectives with respect to the Roseville System. The Roseville System has appreciated in value during the holding period.

  Following the sale of the Partnership's Carmel System, the Managing General Partner, through The Jones Group, Ltd., an affiliate of the Managing General Partner, marketed the Roseville System for sale in 1996. The Jones Group, Ltd. received offers for the Roseville System from three unaffiliated companies, including Comcast and an affiliate of the local Roseville telephone company. Each of the original bids were rejected as too low and new offers were solicited. Because the Roseville telephone company affiliate submitted a higher bid in the second round of bidding and offered to include a purchase price upward adjustment in the purchase agreement, a feature not offered by the other bidders, its offer was accepted and a definitive asset purchase agreement was negotiated at arm's-length between the Managing General Partner, representing the Partnership, and the Roseville telephone company affiliate over a period of several months and the definitive asset purchase agreement was executed on October 14, 1996. The proposed sales price at that time was $30,900,000. Although that transaction was approved by the holders of a majority of the limited partnership interests in the Partnership, one of the material closing conditions to that transaction was never satisfied. Because the prospective purchaser was affiliated with the company that provides telephone services in the geographical areas in which the Roseville System provides cable television services, a waiver from the Federal Communications Commission (the "FCC") of Section 652 of the Telecommunications Act of 1996, which prohibits the acquisition by a telephone company and its affiliates of cable systems in the telephone company's service area, was necessary to permit the prospective purchaser to consummate its acquisition of the Roseville System. The prospective purchaser, with the support and assistance of the Managing General Partner, actively sought this waiver from the FCC, but the FCC failed to grant the request for the waiver. As a result of the FCC's failure to grant the request for the waiver, the asset purchase agreement between the Partnership and that prospective purchaser expired and was not renewed in February 1998, and the Managing General Partner, through The Jones Group, Ltd., again marketed the Roseville System for sale.

  In February 1998, officers of The Jones Group, Ltd. contacted Comcast, one of the bidders for the Roseville System in 1996, to determine whether Comcast would be interested in bidding for the Roseville System again. Comcast indicated that it wished to make an offer for the Roseville System and informed the Managing General Partner it would pay a premium for the Roseville System if The Jones Group, Ltd. would refrain from putting the system out for general bidding. Given Comcast's willingness to pay a premium for the Roseville System, the Managing General Partner instructed The Jones Group, Ltd. to negotiate with Comcast. In March 1998, management of the Managing General Partner and officers of The Jones Group, Ltd. concluded that Comcast's offer should be accepted in light of the following factors: Comcast's good reputation as a cable system operator would facilitate the transfer of the Roseville System's cable franchises to Comcast as buyer, Comcast's willingness to commit to a rebuild of the Roseville System would make less difficult the renewal of the Roseville System's cable franchises that are scheduled to expire in 1999 and 2000, Comcast's strong financial position removed any uncertainty about its ability to close its purchase of the Roseville System, Comcast was willing to close the transaction regardless of the threat of competition from the local telephone company affiliate that had failed to acquire the Roseville System and Comcast offered a $40,000,000 sales price, which equates to a sales price equal to 11.95 times the Roseville Systems' 1997 cash flow and a price of $2,000 per basic equivalent subscriber. An agreement in principle was reached in March 1998 and the definitive agreement was executed in July 1998 once the Supervising General Partner consented to the transaction.

  The Partnership has a finite legal existence of 17 years, almost 11 of which have passed. It was not intended or expected, however, that the Partnership would hold its cable systems for 17 years. Although it was not possible at the outset of the Partnership to determine precisely how quickly the investment objectives with respect to any particular system would be achieved, investors were informed that past experience with prior partnerships had shown that five to seven years was the average length of time from the acquisition of a cable system to its sale. Investors in the Partnership also were able to examine the track record of prior partnerships because such track record was set forth in the prospectus delivered in connection with the Partnership's initial public offering. At the time of the formation of the Partnership, the track record showed that prior partnerships had rarely held their cable systems for any longer than six years.

  When investing in the Partnership, by virtue of the provisions of the Partnership Agreement, the limited partners vested in the Managing General Partner the right and the responsibility to determine when the Partnership's investment objectives had been achieved. The Roseville System was acquired because, in the opinion of the Managing General Partner at the time of the Roseville System's acquisition, it had the potential for capital appreciation within a reasonable period of time. It is the Managing General Partner's opinion that during the 10 years that the Roseville System has been held by the Partnership, the Partnership's investment objectives with respect to the Roseville System have been achieved. The Managing General Partner used no specific benchmarks or measurement tools in determining that the Partnership's investment objectives have been achieved. The Managing General Partner conducted a very subjective evaluation of a variety of factors including the length of the holding period, the prospects for future growth as compared to the potential risks, the cash on cash return to investors, the after-tax internal rate of return to limited partners and the amount of gain to be recognized on the sale of assets.

  The Managing General Partner generally considered the benefits to the limited partners that might be derived by holding the Roseville System for an additional period of time. The Managing General Partner assumed that the Roseville System probably would continue to appreciate in value and that as a result the Roseville System might be able to be sold for a greater sales price in the future. The Managing General Partner weighed these assumptions against the potential risks to investors from a longer holding period, i.e., the risks that regulatory, technology and/or competitive developments could cause the Roseville System to decline in value, which would result in a lesser sales price in the future. A longer holding period would expose investors to the risk that competition from direct broadcast satellite companies, telephone companies and/or neighboring cable companies could diminish the number of subscribers to the Roseville System's basic and premium services, thereby decreasing the value of the Roseville System. A longer holding period also would expose investors to the risk that changes in the regulations promulgated by the governmental agencies that oversee cable operations could make cable systems a less desirable investment, thereby decreasing the value of the Roseville System. Weighing all of these factors, the Managing General Partner concluded that now rather than later was the time to sell the Roseville System.

RECOMMENDATION OF THE MANAGING GENERAL PARTNER AND FAIRNESS OF THE PROPOSED SALE OF ASSETS

  The Managing General Partner believes that the proposed sale of the Roseville System and the distribution of the net proceeds therefrom are fair to all partners of the Partnership, and it recommends that the limited partners approve the transaction. In determining the fairness of the proposed transaction, the Managing General Partner considered each of the following factors, all of which had a positive effect on their fairness determination:

    (i) The limited partnership interests are at present illiquid and the cash to be distributed to limited partners as a result of the proposed sale of the Roseville System will provide limited partners with liquidity and with the means to realize the appreciation in the value of the Roseville System;

    (ii) The sales price represents the fair market value of the Roseville System because the sales price was determined in an arm's-length negotiation between officers of The Jones Group, Ltd. and management of the Managing General Partner, representing the Partnership, and Comcast;

    (iii) The Partnership has held the Roseville System for 10 years, a holding period beyond that originally anticipated;

    (iv) The conditions and prospects of the cable television industry in which the Partnership is engaged, including the developing threat of competition from DBS services and telephone companies, and the working capital and other financial needs of the Partnership if it were to continue to operate and upgrade the Roseville System, which will need to be rebuilt as a condition to the renewal of the system's cable franchises; and

    (v) The terms and conditions of the Asset Purchase Agreement by and between the Partnership and Comcast, including the fact that the sales price will be paid in cash and the fact that Comcast's obligation to close is not contingent upon its ability to obtain financing.

  The Managing General Partner reviewed the terms of the Asset Purchase Agreement and the sales price and, based on its general knowledge of cable television system transactions undertaken by cable television companies, concluded that the sales price and other transaction terms were fair and were within industry norms for comparable transactions.

CONSENT OF THE SUPERVISING GENERAL PARTNER

  Pursuant to Section 2.3(c)(ii) of the Partnership Agreement, the Partnership could not proceed with the sale of the Roseville System unless the Supervising General Partner consents to the transaction. After an independent review of all of the terms and conditions of the proposed sale of the Roseville System to Comcast, the Supervising General Partner consented to the transaction in July 1998.

CERTAIN EFFECTS OF THE SALE

  Upon the consummation of the proposed sale of the Roseville System, the proceeds of the sale will be used to repay all indebtedness of the Partnership (including $10,000,000 borrowed under its credit facility, $352,326 in advances from the Managing General Partner and capital lease obligations of $18,564), pay brokerage fees to The Jones Group, Ltd., an affiliate of the Managing General Partner, and to IDS Management Corporation, an affiliate of the Supervising General Partner, totaling $1,000,000, representing 2.5 percent of the sales price, for acting as brokers and financial advisors in this transaction and settle working capital adjustments, and then the Partnership will distribute the $29,385,638 net sale proceeds to the partners of record as of the closing date pursuant to the terms of the Partnership Agreement. Because the distribution to be made on the sale of the Roseville System together with the April 1996 distribution from the sale of the Carmel System will exceed 125 percent of the amounts originally contributed to the Partnership by the limited partners,the General Partners will receive general partner distributions on the sale of the Roseville System. Based upon the pro forma financial information as of June 30, 1998, as a result of this distribution, the limited partners of the Partnership, as a group, will receive $27,365,634, the Managing General Partner will receive $1,010,002 and the Supervising General Partner will receive $1,010,002 of the net proceeds from the sale of the Roseville System. The limited partners will be subject to federal and state income tax on the income resulting from the sale of the Roseville System. See the detailed information below under the caption "Federal and State Income Tax Consequences."

  After the sale of the Roseville System and the distribution of the net proceeds therefrom, the Partnership will be liquidated and dissolved, most likely in the first quarter of 1999. Neither Colorado law nor the Partnership Agreement afford dissenters' or appraisal rights to limited partners in connection with the proposed sale of the Roseville System. If the proposed transaction is approved by the holders of a majority of limited partnership interests, all limited partners will receive a distribution in accordance with the procedures prescribed by the Partnership Agreement regardless of how or whether they vote on the proposal. It is anticipated that if the proposed transaction is not consummated, the Managing General Partner's current management team will continue to manage the Roseville System on behalf of the Partnership until such time as the Roseville System can be sold.

  All distributions of the Partnership from the proceeds of the sale of the Roseville System will be made to the Partnership's limited partners of record as of the closing date of the sale of the Roseville System. Because transferees of limited partnership interests following the closing date of the sale of the Roseville System would not be entitled to any distributions from the Partnership, a transfer of limited partnership interests following the closing date of the sale of the Roseville System would have no economic value. The Managing General Partner therefore has determined that, pursuant to the authority granted to it by Section 3.5 of the Partnership Agreement, it will not approve any transfers of limited partnership interests following the closing of the sale of the Roseville System. Sales of limited partnership interests pursuant to limited tender offers, in the secondary market or otherwise will not be possible following the closing of the sale of the Roseville System.

                   FEDERAL AND STATE INCOME TAX CONSEQUENCES

  The purpose of the following discussion of the income tax consequences of the proposed transaction is to inform the limited partners of the Partnership of the federal income tax consequences to the Partnership and to its partners arising from the proposed sale of the Roseville System. The tax information included herein was prepared by the tax department of the Managing General Partner. The tax information is taken from tax data compiled by the Managing General Partner in its role as the Partnership's tax administrator and is not based upon the advice or formal opinion of counsel. The tax discussion that follows is merely intended to inform the limited partners of factual information and should not be considered tax advice.

PARTNERSHIP ALLOCATION OF GAIN FROM SALE

  Section 5.4 of the Partnership Agreement specifies that Partnership distributions of cable television system net sale proceeds shall be allocated 100 percent to limited partners until they have received a return in an amount equal to 125 percent of their initial capital contributions and thereafter such distributions are to be made 75 percent to the limited partners and 25 percent to the General Partners. The net cash proceeds from the Roseville System's sale, together with prior cash distributions, will allow the limited partners to receive an amount in excess of 125 percent of the initial limited partner capital contributions. Accordingly, a portion of the cash distributions will be specially allocated 75 percent to the limited partners and 25 percent to the General Partners.

  The allocation of gain from the sale of the Roseville System will follow the allocation provisions of Section 5.3 of the Partnership Agreement. The allocation of gain will be 100 percent to the limited partners to the extent of 125 percent of their initial capital contributions and thereafter 75 percent to the limited partners and 25 percent to the General Partners. This allocation follows the underlying economic gain of the partners and hence satisfies the "substantial economic effect" test enacted in Internal Revenue Code ("IRC") Section 704(b) regarding special partnership allocations.

  Application of the allocation provisions of Section 5.3 ensures that the limited partners' net sum of allocable partnership loss and income during the Partnership's life will equal the net economic gain or loss realized from their investment in the Partnership. The estimated allocable limited partner income from the Roseville System sale reported below incorporates the application of the special partnership allocation rules of Section 5.3.

PROJECTED 1998 TAX RESULTS

  By the expected date of the proposed system sale in 1998, most of the limited partners will have received certain tax benefits from their investment in the Partnership. Assuming maximum federal income tax rates and no other sources of passive income, original limited partners of the Partnership will have received $558,560 in tax benefits from Partnership losses ($14 per $1,000 invested). Tax benefits derived from allocable Partnership losses have been limited due to the passive loss limitation rules enacted in 1986.

  The 1998 sale of the Roseville System will result in a gain for federal income tax purposes. The amount of this gain allocated to limited partners will be approximately $29,542,801. The Managing General Partner estimates that $25,347,681 ($618 per $1,000 invested) of this gain will be treated as ordinary income. This amount of ordinary income results from the recapture of depreciation on business assets under IRC Section 1245. The Managing General Partner estimates that the remainder of the gain, $4,195,120 ($102 per $1,000 invested), will be treated as long term capital gain under IRC Section 1231. Some of this allocable gain may be offset by passive loss carryforwards of the limited partners, which is discussed in more detail below.

APPLICATION OF PASSIVE LOSS CARRYFORWARDS

  The Tax Reform Act of 1986 enacted a limitation on a limited partner's ability to currently deduct allocable partnership losses, which were deemed to be passive losses. The law phased in the disallowance of passive loss deductions until 1991, when no passive losses were allowable except to the extent of passive income or a disposition of the passive activity. The proper application of these loss limitation rules will have resulted in the existence of passive loss carryforwards for the Partnership's limited partners. These potential passive loss carryforwards can be deducted in the current year to offset the allocable Partnership gains from the sale of the Roseville System.

  The Managing General Partner estimates that the Partnership has generated potential passive loss carryforwards of $5,751,841 ($140 per $1,000 invested) that may be available for offset against 1998 income. The carryforward amount is calculated by applying the passive loss limitations to historical partnership losses and assuming that the limited partners of the Partnership would not have utilized prior year limited passive losses on account of other sources of passive income. The 1996 sale of the Partnership's Carmel, Indiana system effectively utilized a significant portion of the Partnership-generated passive loss carryforwards. The availability of remaining loss carryforwards depends on the particular tax history of each limited partner. Partners that have utilized some or all of prior Partnership losses limited by the passive loss rules will have deductible passive losses that vary accordingly.

SYNDICATION COSTS

  Syndication costs represent the sales commissions paid by limited partners on their purchase of their limited partnership interests and allocable costs associated in forming the Partnership. These costs were capitalized on the Partnership's books and are reflected in the limited partners' capital account balance. Upon liquidation of the Partnership, the syndication costs cannot be deducted by the Partnership. However, these costs can be deducted by the limited partners as a long term capital loss under IRC Section 731. Limited partners will have an ending capital balance on their final Form 1065, Schedule K-1 which represents their allocable syndication costs. The Partnership has syndication costs of $4,760,362 ($116 per $1,000 invested) that will be deductible by limited partners in the final year of the Partnership, which is anticipated to be 1999.

  Assuming the 31 percent rate applies to ordinary income and the 20 percent rate applies to long term capital gain income, a limited partner will be subject to federal taxes of $144 per $1,000 invested in the Partnership. This tax amount assumes deduction of passive loss carryforwards and syndication costs as discussed above.

SECONDARY MARKET PURCHASERS

  Limited partners that have recently acquired their partnership interests in the limited partnership secondary market or through tender offers will have allocable income from the Roseville System sale in the amounts reported above. Because the Partnership does not have an IRC Section 754 election in effect, the purchase of a limited partnership interest in the Partnership places the new investor in the same position as the limited partner from whom the interest was purchased.

  Newer investors in the Partnership will not have their net tax basis in their partnership interests reflected on their annual Schedule K-1. Such limited partners must track their tax basis by adjusting their original cost by allocable income or loss and partnership distributions. Their adjusted tax basis will be deductible as a long term capital loss under IRC Section 731 in a manner similar to the Partnership syndication costs discussed above.

TAX WITHHOLDING ON SALE PROCEEDS

  The sale of the Roseville System will require limited partner reporting to the State of California. The Managing General Partner is required by California state law to withhold 7 percent of each U.S. nonresident partner's cash distribution from California sources. The Managing General Partner is required to withhold 9.3 percent of each foreign nonresident partner's cash distribution. This withholding requirement does not apply to tax exempt entities such as trusts and IRAs.

  California nonresident limited partners are required to file California nonresident state tax returns to compute the appropriate state tax liability. Documentation of withheld taxes will be reported on state specified forms to limited partners in January 1999. Detailed California reporting instructions and blank forms will be provided to limited partners in their annual tax reporting package, which will be mailed to limited partners in March 1999.

FEDERAL REPORTING BY TAX EXEMPT ENTITIES

  The 1998 Roseville System sale will generate Unrelated Business Taxable Income (UBTI) to tax exempt entities, which will require the filing of Form 990-T. Although many trust administrators complete the required tax returns, responsibility for completion of the Form 990-T ultimately rests with the beneficiaries of trusts, IRAs and other tax exempt entities. Because this is an area in which there is a variance of policy among trust administrators, each limited partner who is a beneficiary is advised to confirm with his or her trust administrator how this filing requirement will be fulfilled.

  The Managing General Partner has learned that some trust administrators will file a Form 990-T without consideration of prior year loss carryforwards. If your plan administrator employs this methodology, your tax exempt plan will be subject to significant tax liabilities that would not be incurred if prior year losses were reported. Each limited partner who is a beneficiary of a tax exempt entity is advised to inquire about the reporting methodology employed by his or her trust administrator if the trust administrator is filing the Form 990-T for 1998.

            CERTAIN INFORMATION ABOUT THE PARTNERSHIP, THE GENERAL
                   PARTNERS AND THE PURCHASER OF THE SYSTEM

  The principal executive offices of the Partnership and the Managing General Partner are located at 9697 East Mineral Avenue, Englewood, Colorado 80112, and their telephone number is (303) 792-3111. The principal executive offices of the Supervising General Partner are located at IDS Tower 10, 733 Marquette Avenue, Minneapolis, Minnesota 55402, and its telephone number is (612) 671-2927. The principal executive offices of Comcast are located at 1500 Market Street, Philadelphia, Pennsylvania 19102.

  The parent of the Managing General Partner is Jones Intercable, Inc. ("Intercable"). Both Intercable and Comcast are among the nation's largest cable television system operators. Intercable was formed by Glenn R. Jones, who serves as Intercable's chairman and chief executive officer. Through his ownership of a majority of Intercable's supervoting Common Stock, Mr. Jones is entitled to elect a majority of the members of Intercable's Board of Directors and he otherwise controls the company. Intercable's current other major shareholder is BCI Telecom Holding Inc. ("BTH"). BTH owns approximately 36 percent of Intercable's Class A Common Stock. Through rights granted to it under a shareholders agreement among Mr. Jones and his affiliates, BTH and Intercable, BTH has the ability to nominate several persons to Intercable's Board of Directors. In addition, BTH holds an option to purchase Mr. Jones' supervoting Common Stock of Intercable. In May 1998, BTH announced its intention to sell approximately half of its shares of Intercable's Class A Common Stock to Comcast. BTH also announced its intention to grant to Comcast the right to acquire all of Mr. Jones' supervoting Common Stock of Intercable from BTH if and when BTH exercises its option to purchase such shares. Except in limited circumstances, such option would only be exerciseable during the 12-month period following December 20, 2001. BTH also announced its intention to sell to Comcast at the time that the option is exercised BTH's remaining holdings in Intercable. In August 1998, Intercable, Mr. Jones and his affiliates, BTH and Comcast announced that agreements have been executed that accelerated the exercise of the option by Comcast and allow for the early closing of the transactions between Comcast and BTH. The closing of the option exercise is conditioned upon the satisfaction or waiver of certain conditions precedent. Upon the closing of the option exercise, which is anticipated to occur in the first quarter of 1999, Comcast will own approximately 38 percent of the economic and approximately 48 percent of the voting interest in Intercable, and the Common Stock of Intercable to be held by Comcast will allow it to elect 75 percent of the members of Intercable's Board of Directors. The proposed change in control of Intercable, if it occurs, is not expected to occur until after the closing of the Partnership's sale of the Roseville System to Comcast. Each of these transactions were negotiated independently of the other and the closing of the sale of the Roseville System is not related to or contingent upon the closing of Comcast's investment in Intercable. The Managing General Partner believes that the announced transaction among Intercable, Mr. Jones and his affiliates, BTH and Comcast involving the equity ownership of Intercable does not compromise the arm's-length nature of the Partnership's proposed sale of the Roseville System to Comcast.

  The limited partnership interests of the Partnership are registered pursuant to Section 12(g) of the Exchange Act. As such, the Partnership currently is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to its business, financial condition and other matters. Reports and other information filed by the Partnership can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a World Wide Website on the Internet that contains reports, proxy statements and other information of registrants (including the Partnership) that file electronically with the SEC at http://www.sec.gov. After the net proceeds from the sale of the Roseville System finally are distributed to the Partnership's limited partners of record as of the closing date of the sale of the Roseville System, the Partnership will be liquidated and dissolved. The Partnership's registration and reporting requirements under the Exchange Act will be terminated upon the dissolution of the Partnership, most likely in the first quarter of 1999.

               USE OF PROCEEDS FROM THE ROSEVILLE SYSTEM'S SALE

  The following is a brief summary of the Partnership's estimated use of the proceeds from the sale of the Roseville System. All of the following selected financial information is based upon amounts as of June 30, 1998 and certain estimates of liabilities at closing. Final results may differ from these estimates. A more detailed discussion of the financial consequences of the sale of the system is set forth below under the caption "Unaudited Pro Forma Financial Information." All limited partners are encouraged to review carefully the unaudited pro forma financial statements and notes thereto.

  If the holders of a majority of limited partnership interests of the Partnership approve the proposed sale of the Roseville System and the transaction is closed, the Partnership will pay all of its indebtedness, and then the Partnership will distribute the net sale proceeds pursuant to the terms of the Partnership Agreement. The estimated uses of the sale proceeds are as follows:

   Contract Sales Price of the Roseville System.................... $ 40,000,000
   Add:Cash on Hand................................................      837,732
   Less:Estimated Net Closing Adjustments..........................      (81,204)
      Repayment of Debt............................................  (10,370,890)
      Brokerage Fees...............................................   (1,000,000)
                                                                    ------------
        Cash Available for Distribution by the Partnership......... $ 29,385,638
                                                                    ============

  Based upon financial information available at June 30, 1998, below is an estimate of all cash distributions that will have been made to limited partners after the distribution of the proceeds from the sale of the Roseville System is completed.

  Summary of Estimated Cash Distributions to Limited Partners:

     Return of Limited Partners' Initial Capital on the 1996
      Sale of the Partnership's Carmel System.....................  $30,000,000
     Return of Limited Partners' Initial Capital on the 1998 Sale
      of the Partnership's Roseville System ......................   11,044,500
     Return of Limited Partners' 25 Percent Liquidation
      Preference on the 1998 Sale of the Partnership's Roseville
      System......................................................  $10,261,125
     Limited Partners' Share of Residual Proceeds on the
      1998 Sale of the Partnership's Roseville System.............    6,060,009
                                                                    -----------
     Total Estimated Cash Received by Limited Partners............  $57,365,634
                                                                    ===========
     Total Cash Received per $1,000 of Limited Partnership
      Capital.....................................................    $   1,400
                                                                    ===========
     Total Cash Received per $250 Limited Partnership Interest ...     $    350
                                                                    ===========

  Based on financial information available at June 30, 1998, the following table presents the estimated results of the Partnership when it has completed the sale of the Roseville System:

   Dollar Amount Raised............................................  $41,044,500
   Number of Cable Television Systems Purchased....................          Two
   Date of Closing of Offering..................................... January 1989

   Tax and Distribution Data per $1,000 of Limited Partnership
    Capital:
     Federal Income Tax Results
       Ordinary Income (Loss)
       --from operations............................................. $ (807)
       --from recapture.............................................. $1,207
       Capital Gain (Loss)........................................... $  -0-
     Cash Distributions to Investors
       Source (on GAAP basis)
       --investment income........................................... $  400
       --return of capital........................................... $1,000
       Source (on cash basis)
       --sales....................................................... $1,400

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                    OF IDS/JONES GROWTH PARTNERS 87-A, LTD.

  The following unaudited pro forma balance sheet assumes that as of June 30, 1998, the Partnership had sold the Roseville System for $40,000,000. The funds available to the Partnership, adjusting for the estimated net closing adjustments of the Roseville System, are expected to total approximately $39,918,796. Such funds will be used to repay all indebtedness of the Partnership (including $10,000,000 borrowed under its credit facility, $352,326 in advances from the Managing General Partner and capital lease obligations of $18,564), pay brokerage fees to The Jones Group, Ltd., an affiliate of the Managing General Partner, and to IDS Management Corporation, an affiliate of the Supervising General Partner, totaling $1,000,000, representing 2.5 percent of the sales price, for acting as brokers and financial advisors in this transaction and settle working capital adjustments, and the balance will be distributed to the partners of the Partnership of record as of the closing date pursuant to the terms of the Partnership Agreement. Because the distribution to be made on the sale of the Roseville System together with the April 1996 distribution from the sale of the Carmel System will exceed 125 percent of the amounts originally contributed to the Partnership by the limited partners, the General Partners will receive general partner distributions on the sale of the Roseville System.

  The unaudited pro forma balance sheet should be read in conjunction with the appropriate notes to the unaudited pro forma balance sheet.

  ALL OF THE FOLLOWING UNAUDITED PRO FORMA FINANCIAL INFORMATION IS BASED UPON AMOUNTS AS OF JUNE 30, 1998 AND CERTAIN ESTIMATES OF LIABILITIES AT CLOSING. FINAL RESULTS MAY DIFFER FROM SUCH INFORMATION.

                      IDS/JONES GROWTH PARTNERS 87-A, LTD.

                       UNAUDITED PRO FORMA BALANCE SHEET
                                 JUNE 30, 1998

                                                       PRO FORMA     PRO FORMA
                                         AS REPORTED  ADJUSTMENTS     BALANCE
                                         -----------  ------------  -----------
ASSETS
Cash and Cash Equivalents............... $   837,732   $28,547,906  $29,385,638
Trade Receivables, net..................     275,749      (275,749)         --
Investment in Cable Television
 Properties:
  Property, plant and equipment, net....   9,166,770    (9,166,770)         --
  Franchise costs and other intangibles,
   net..................................   2,496,067    (2,496,067)         --
                                         -----------  ------------  -----------
    Total investment in cable television
     properties.........................  11,662,837   (11,662,837)         --
Deposits, Prepaid Expenses and Deferred
 Charges................................      94,969       (94,969)         --
                                         -----------  ------------  -----------
Total Assets............................ $12,871,287  $ 16,514,351  $29,385,638
                                         ===========  ============  ===========
LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
  Debt.................................. $10,018,564  $(10,018,564) $       --
  Advances from Managing General
   Partner..............................     352,326      (352,326)         --
  Trade accounts payable and accrued
   liabilities..........................     416,289      (416,289)         --
  Subscriber prepayments................      35,633       (35,633)         --
  Accrued distribution to limited
   partners.............................         --     27,365,634   27,365,634
  Accrued distribution to General
   Partners.............................         --      2,020,004    2,020,004
                                         -----------  ------------  -----------
    Total Liabilities...................  10,822,812    18,562,826   29,385,638
                                         -----------  ------------  -----------
Partners' Capital:
  Managing General Partner..............      (3,741)        3,741          --
  Supervising General Partner...........      (3,740)        3,740          --
  Limited Partners......................   2,055,956    (2,055,956)         --
                                         -----------  ------------  -----------
    Total Partners' Capital.............   2,048,475    (2,048,475)         --
                                         -----------  ------------  -----------
  Total Liabilities and Partners'
   Capital.............................. $12,871,287  $ 16,514,351  $29,385,638
                                         ===========  ============  ===========


   The accompanying notes to unaudited pro forma financial statements are an integral part of this unaudited balance sheet.

                      IDS/JONES GROWTH PARTNERS 87-A, LTD.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                           PRO FORMA   PRO FORMA
                                             AS REPORTED  ADJUSTMENTS   BALANCE
                                             -----------  -----------  ---------
REVENUES.................................... $7,840,578   $(7,840,578) $      --
COSTS AND EXPENSES:
  Operating expenses........................  4,633,573    (4,633,573)        --
  Management fees and allocated overhead
   from the General Partners................    931,938      (931,938)        --
  Depreciation and Amortization.............  1,589,820    (1,589,820)        --
                                             ----------   -----------  ---------
OPERATING INCOME............................    685,247      (685,247)        --
                                             ----------   -----------  ---------
OTHER INCOME (EXPENSE):
  Interest expense..........................   (702,281)      702,281         --
  Other, net................................   (461,290)      461,290         --
                                             ----------   -----------  ---------
    Total other income (expense), net....... (1,163,571)    1,163,571         --
                                             ----------   -----------  ---------
NET LOSS.................................... $ (478,324)  $   478,324  $      --
                                             ==========   ===========  =========
NET LOSS PER LIMITED PARTNERSHIP INTEREST... $    (2.88)               $      --
                                             ==========                =========





   The accompanying notes to unaudited pro forma financial statements are an integral part of this unaudited statement.

                      IDS/JONES GROWTH PARTNERS 87-A, LTD.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                                                           PRO FORMA   PRO FORMA
                                             AS REPORTED  ADJUSTMENTS   BALANCE
                                             -----------  -----------  ---------
REVENUES.................................... $4,143,522   $(4,143,522) $      --
COSTS AND EXPENSES:
  Operating expenses........................  2,431,327    (2,431,327)        --
  Management fees and allocated overhead
   from the General Partners................    479,662      (479,662)        --
  Depreciation and amortization.............    791,647      (791,647)        --
                                             ----------   -----------  ---------
OPERATING INCOME............................    440,886      (440,886)        --
                                             ----------   -----------  ---------
OTHER INCOME (EXPENSE):
  Interest expense..........................   (354,640)      354,640         --
  Other, net................................    (20,448)       20,448         --
                                             ----------   -----------  ---------
    Total other income (expense), net.......   (375,088)      375,088         --
                                             ----------   -----------  ---------
NET INCOME.................................. $   65,798   $   (65,798) $      --
                                             ==========   ===========  =========
NET INCOME PER LIMITED PARTNERSHIP
 INTEREST................................... $      .40                $      --
                                             ==========                =========




   The accompanying notes to unaudited pro forma financial statements are an integral part of this unaudited statement.

                     IDS/JONES GROWTH PARTNERS 87-A, LTD.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  1) The following calculations present the sale of the Roseville System and the resulting estimated proceeds expected to be received by the Partnership.

  2) The unaudited pro forma balance sheet assumes that the Partnership had sold the Roseville System for $40,000,000 as of June 30, 1998. The unaudited pro forma statements of operations assume that the Partnership had sold the Roseville System for $40,000,000 as of January 1, 1997.

  3) The estimated gain recognized from the sale of the Roseville System and corresponding estimated distribution to limited partners as of June 30, 1998 has been computed as follows:

GAIN ON SALE OF ASSETS:

Contract sales price.............................................  $ 40,000,000
Less: Net book value of investment in cable television properties
      at June 30, 1998...........................................   (11,662,837)
Brokerage fees...................................................    (1,000,000)
                                                                   ------------
Gain on sale of assets...........................................  $ 27,337,163
                                                                   ============
DISTRIBUTION TO PARTNERS:
Contract sales price.............................................  $ 40,000,000
Working Capital Adjustment:
Add:  Trade receivables, net.....................................       275,749
      Prepaid expenses...........................................        94,969
Less: Accrued liabilities........................................      (416,289)
      Subscriber prepayments.....................................       (35,633)
                                                                   ------------
Adjusted cash received...........................................    39,918,796
Less: Outstanding debt to third parties..........................   (10,018,564)
      Outstanding advances from the Managing General Partner.....      (352,326)
      Brokerage fee to The Jones Group, Ltd......................      (500,000)
      Brokerage fee to IDS Management Corporation................      (500,000)
Add:  Cash on hand...............................................       837,732
                                                                   ------------
Cash available for distribution in 1998..........................  $ 29,385,638
                                                                   ============
Limited partners' share..........................................  $ 27,365,634
                                                                   ============
Managing General Partner's share.................................  $  1,010,002
                                                                   ============
Supervising General Partner's share..............................  $  1,010,002
                                                                   ============

                             AVAILABLE INFORMATION

  The Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Partnership's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998 are being mailed to the limited partners of the Partnership together with this Proxy Statement.

                          INCORPORATION BY REFERENCE

  The Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Partnership's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998 are incorporated by reference in their entirety in this proxy statement.

                       [LOGO OF JONES INTERCABLE, INC.]

                           9697 EAST MINERAL AVENUE
                          ENGLEWOOD, COLORADO 80112

                                    PROXY

 THIS PROXY IS SOLICITED ON BEHALF OF THE PARTNERSHIP BY THE MANAGING GENERAL
                                    PARTNER

  The undersigned Limited Partner of IDS/Jones Growth Partners 87-A, Ltd., a Colorado limited partnership, hereby votes on the sale of the Partnership's Roseville, California cable television system to Comcast Corporation or one of its affiliates for a sales price of $40,000,000 in cash, subject to normal closing adjustments, pursuant to the terms and conditions of that certain Asset Purchase Agreement dated as of July 21, 1998, as follows:

              [_] CONSENTS  [_] WITHHOLDS CONSENT  [_] ABSTAINS

 (You must sign on the reverse side of this proxy card for your vote to count.)

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED LIMITED PARTNER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSED SALE TRANSACTION.
                                                PLEASE SIGN EXACTLY AS NAME
                                                          APPEARS.

                                             DATED: _____________________, 1998

                                             __________________________________
                                             Beneficial Owner Signature
                                             (Investor)
                                             __________________________________
                                             Authorized Trustee/Custodian
                                             Signature

    PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                        [LOGO OF JONES INTERCABLE, INC.]

                            9697 EAST MINERAL AVENUE
                           ENGLEWOOD, COLORADO 80112

                                     PROXY

  THIS PROXY IS SOLICITED ON BEHALF OF THE PARTNERSHIP BY THE MANAGING GENERAL
                                    PARTNER

  The undersigned Limited Partner of IDS/Jones Growth Partners 87-A, Ltd., a Colorado limited partnership, hereby votes on the sale of the Partnership's Roseville, California cable television system to Comcast Corporation or one of its affiliates for a sales price of $40,000,000 in cash, subject to normal closing adjustments, pursuant to the terms and conditions of that certain Asset Purchase Agreement dated as of July 21, 1998, as follows:

               [_] CONSENTS  [_] WITHHOLDS CONSENT  [_] ABSTAINS

 (You must sign on the reverse side of this proxy card for your vote to count.)

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED LIMITED PARTNER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSED SALE TRANSACTION.
                                               All owners must sign exactly as
                                             name(s) appear on label.
                                               When limited partnership inter-
                                             ests are held by more than one
                                             person, all owners must sign.
                                             When signing as attorney, as ex-
                                             ecutor, administrator, trustee or
                                             guardian, please give full title
                                             as such. If a corporation, please
                                             sign in full corporation name by
                                             authorized officer. If a partner-
                                             ship, please sign in partnership
                                             name by authorized person.

                                             DATED: _____________________, 1998

                                             __________________________________
                                             Signature--Investor 1
                                             __________________________________
                                             Signature--Investor 2
                                             __________________________________
                                             Signature--Investor 3

    PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.